Exhibit 99.1

Contact:

Jeff Watts, Chief Financial Officer

US SEARCH

310/302-6300

Crocker Coulson, Partner

Coffin Communications Group

818-789-0100

US SEARCH Reports Second Quarter 2002 Results

•                  Revenue increases 13% sequentially due to strength in consumer services and new enterprise customer wins

Los Angeles, CA, August 6, 2002 — US SEARCH.com Inc. (Nasdaq: SRCH), a leader in location and verification services, today reported results for the second quarter ended June 30, 2002.

Second Quarter of 2002 Highlights:

•                  Net revenue increased 50% from the second quarter of 2001 and 13% sequentially from the first quarter of 2002

•                  EBITDA loss was $1.7 million or an EBITDA loss of $629,000 excluding one time charges totaling $1.1 million.

•                  Enterprise Services achieved over 20 new customer wins in key verticals

•                  Introduced Applydirect!TM, a web-based tool enabling job candidates to complete and sign online employment application forms using digital signatures

•                  Implemented US SEARCH’s DARWINTM technology in the consumer business increasing the percent of completely automated searches

•                  Launched interactive products for consumers including SmartSearch and Teaser, which are based on US SEARCH’s DARWINTM technology

Net revenue for the second quarter was $7.5 million, an increase of 50% from $5.0 million in the second quarter of 2001. The strong year-over-year increase can be attributed to the acquisition of Professional Resource Screening, Inc. (PRSI) in December 2001 and the Company’s entrance into the enterprise services sector. Despite challenging economic conditions and a very weak hiring market, net revenue increased 13% sequentially from the first quarter of 2002.

US SEARCH’s Enterprise Services posted 15% sequential revenue growth and accounted for 30% of net revenue. The strong growth can be attributed to the Company’s continued success in securing new accounts, with over 20 new customer wins in its key vertical markets of insurance, financial services, telecommunications and transportation.

Consumer Services showed 12% sequential revenue growth due to growing demand for US SEARCH’s location and verification services and the Company’s ability to optimize relationships with existing channel partners.

Gross margin improved to 70.6% in the second quarter of 2002, which includes results for both the Consumer and Enterprise Businesses.  This was an increase from 70.2% achieved in the first quarter of 2002.  The Consumer Business gross margin was 79.2% in Q2 of 2002, up from 79.0% achieved in second quarter of 2001. In line with expectations, the total gross margin decreased from 79.0% in second quarter of 2001 to 70.6% in second quarter of 2002 due to the change in product mix to include more enterprise customers from the acquisition of PRSI.  The Company has continued to increases efficiencies through implementation of process automation in the consumer services business during the third quarter of 2002. US SEARCH plans to integrate its DARWINTM technology into the enterprise services business by the end of the year through the introduction of its Corporate Services Platform.  The continuing automation of manual processes is expected to result in reduced cost of services.

Selling and marketing expenses increased from $2.7 million to $3.1 million from the second quarter of 2001 to the second quarter of 2002 due to the acquisition of PRSI.  As a percent of sales, selling and marketing expenses decreased from 53.0% to 41.6%.  Through the acquisition of PRSI we were also able to gain leverage in technology.  Information technology expense decreased from $1.1 million in the second quarter of 2001 to $1.0 million in the second quarter of 2002 and decreased as a percent of sales from 22.5% to 13.3%.  General and administrative expenses increased from $2.1 million to $3.7 million from the second quarter of 2001 to the second quarter of 2002.  The increase in general and administrative expenses included an increase of depreciation from $299,000 to $824,000 partially related to the acquisition of PRSI.   One-time expenses totaling $1.1 million in the second quarter, include approximately $300,000 of legal expenses and other charges related to settlement of outstanding litigation and arbitration, $200,000 of severance expenses related to consolidating operations and $250,000 of one-time legacy marketing-related charges.

The EBITDA loss for the three months ended June 30, 2002 was $1.7 million.  Excluding one-time charges of $1.1 million, the EBITDA loss for the second quarter of 2002 was $629,000, which compares to EBITDA loss of $1.7 million in second quarter of 2001 and EBITDA loss of $1.2 million in the first quarter of 2002.

The net loss and net loss attributable to common stockholders for the second quarter of 2002 was $3.7 million, or $0.14 per share, compared with a net loss of $2.8 million, or $0.15 per share, and a net loss attributable to common stockholders of $15.5 million, or $0.86 per share, in the second quarter of 2001.  Excluding all net non-cash charges related to convertible notes, warrants, debt issuance and stock option expense, the net loss for the second quarter of 2002 was $2.6 million, or $0.10 per share, versus $2.1 million, or $0.11 per share, in the second quarter of 2001.

For the first six months of 2002, the Company’s net loss attributable to common stockholders was $6.7 million, or $0.25 per share, on revenues of $14.2 million, compared to a net loss of $18.5 million, or $1.03 per share, on revenues of $9.9 million for the same period in 2001.  Excluding all net non-cash charges related to convertible notes, warrants, debt issuance and stock option expense, the net loss for the first six months of 2002 was $4.7 million, or $0.18 per share, versus $4.9 million, or $0.27 per share, for the first six months of 2001.

“We are pleased with our overall performance and revenue growth for the second quarter of 2002,” said Brent Cohen, President and CEO.  “Despite a difficult economic environment and one of the worst hiring climates in history, we have been extremely successful in leveraging our technology to secure new customer wins and achieve double-digit sequential top-line growth in both the consumer and enterprise markets.  This is the first time in three years that second quarter revenue exceeded first quarter revenue in the same year.

“US SEARCH offers employers high quality background searches that integrate seamlessly with existing staffing processes in order to improve hiring outcomes and reduce costs.  Our technology enables us to decrease our clients’ time to hire.  In addition, our software enables our clients to create centralized rules and compliance policies and facilitates decentralized execution of the hiring process.  We continue to work to increase automation and reduce our cost of service in both the consumer and enterprise sectors to improve gross margin and profitability. While the timing of an improvement in the economy remains uncertain, we are confident that we have gained market share and positioned the Company to benefit when hiring trends improve.”

Mr. Cohen continued, “During the quarter, we launched new exciting products, including ApplyDirect!TM, for the enterprise services market, and used the DARWIN technology to introduce SmartSearch and Teaser products, which we expect to begin to contribute to earnings in the coming quarters.  We have recently implemented the DARWIN fulfillment technology in our consumer business, which enabled us to increase the number of fully automated searches by 153% in the last quarter.  In the second half of 2002, we plan on deploying similar technology with our Corporate Services Platform in our enterprise business.

“We are encouraged by initial indications of demand for our services in the third quarter. July has been a record sales month for both our enterprise and consumer businesses. Our DARWINTM technology is creating additional efficiencies in the consumer services sector as we add more features and functionality, and we are beginning to see the revenue ramp of enterprise customers secured in the first quarter of 2002.

“Our guidance for the full year remains unchanged, and we continue to expect to achieve EBITDA profitability by the end of this year,” said Mr. Cohen.

At June 30, 2002, US SEARCH had $5.0 million in cash including restricted cash.

In July 2002, the Company converted its 8% Convertible Promissory Notes and Series A-1 Convertible Preferred Stock, which resulted in the issuance of an aggregate of 69,971,354 shares of Common Stock.  This conversion is shown in the attached pro forma balance sheet.  As a result, the Company will record a non-cash charge of $13.8 million for the beneficial conversion feature and unamortized value of the warrants issued with the Notes in accordance with GAAP in the third quarter of 2002. After the conversion of both the Notes and the Series A-1 shares, US SEARCH has approximately 97 million shares issued and outstanding.

“With the simplification of our capital structure, improvement in net tangible assets, and the transitional issues associated with the acquisition of PRSI behind us, US SEARCH has built a strong corporate platform to execute our growth initiatives,” Mr. Cohen concluded.

US SEARCH will hold a conference call to discuss the second quarter results today at 4:30 p.m. EDT (1:30 p.m. PDT).  This conference call will be broadcast live over the Internet and can be accessed by all interested parties at the investor information section of US SEARCH’s website at www.ussearch.com. To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live broadcast, a replay will be available shortly after the call on the site for 90 days.

About US SEARCH

Founded in 1994, US SEARCH (Nasdaq: SRCH) is an Internet-based trust and risk management services company, supplying consumer and enterprise clients with Web-enabled location, verification and screening services using its proprietary intelligent software platform. A leader in finding people, US SEARCH has extended its employment screening and background check product lines to provide identity verification services and fraud prevention tools to Global 2000 companies.  US SEARCH aims to give its customers peace of mind by providing the right information to make faster, safer, smarter decisions(SM).

EBITDA

EBITDA is not defined by generally accepted accounting principles (“GAAP”) and does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP.  EBITDA consists of operating income plus depreciation and amortization and interest.  The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company.  Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures.  To evaluate EBITDA and the trends it depicts, the individual components should be considered.  The impact of interest, taxes, depreciation and amortization, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA.  Further, EBITDA does not necessarily indicate cash flows will be sufficient to fund cash needs.  It should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity.  In addition, it should be noted that not all companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA may not be comparable to similarly titled measures used by other companies.

Business Risks and Forward-Looking Statements

This news release contains forward-looking statements regarding future events or the future performance of US SEARCH with respect to, among other things, expectations regarding future revenues, gross margin and profitability; the integration of PRSI with the Company’s operations, sales force and technology infrastructure; the Company’s ability to maintain current customer relationships, expand the scope of services and win additional customers; profitability and growth of the consumer business; the development, introduction and market reception to products for the small and medium business market; the proprietary nature and advantages of US SEARCH’s DARWIN technology platform; and the Company’s implementation of its corporate development plans including acquisitions and partnerships,. These projections and statements involve risks and uncertainties. Readers are referred to the Company’s latest Annual Report on Form 10-K, Form 10-Q and other documents filed by US SEARCH with the Securities and Exchange Commission. US SEARCH’s actual future events or results may differ materially as a result of risks facing US SEARCH or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, market acceptance of the risk mitigation and trust services business, US SEARCH’s ability to expand and market its product line and service offerings, particularly those intended for the commercial accounts and trust services areas, secure a patent on its DARWIN(TM) technology, achieve revenue growth and profitability, successfully implement its technology initiatives and acquisition strategy, respond to changes in the competitive environment, achieve increased efficiencies and profitability, and raise additional capital, if needed.

(FINANCIAL TABLES FOLLOW)

US SEARCH.COM INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	June 30, 2002	June 30, 2001
Net revenue	$7,526,000	$5,005,000
Cost of services	2,214,000	1,053,000

Gross profit	5,312,000	3,952,000

Operating expenses:
Selling and marketing	3,131,000	2,654,000
Information technology	999,000	1,128,000
General and administrative	3,746,000	2,131,000

Total operating expenses	7,876,000	5,913,000

Loss from operations	(2,564,000)	(1,961,000)
Interest income (expense), net (Note 1)	(1,164,000)	(819,000)
Other income, net	14,000	22,000

Loss before income taxes	(3,714,000)	(2,758,000)
Provision for income taxes	—	—

Net loss (Note 2)	$(3,714,000)	$(2,758,000)

Deemed dividend on exchange of preferred stock	—	12,575,000
Accretion of discount on preferred stock	—	77,000
Accrued preferred stock dividends	—	87,000

Net loss attributable to common stockholders	$(3,714,000)	$(15,497,000)

Net loss per share attributable to common stockholders	$(0.14)	$(0.86)

Weighted-average shares outstanding used in per share calculation	26,887,645	17,952,255

Net loss per share (excluding Deemed dividend, Accretion of discount and Accrued dividends on preferred stock)	$(0.14)	$(0.15)

Notes:

1.               Includes non-cash charges relating to interest, warrants and beneficial conversion feature totaling  $1,080,000 for 2002 and $695,000 for 2001.

2.               EBITDA can be calculated by adding back to net loss the total depreciation, amortization, and interest items of $2,010,000 for 2002 and $1,096,000 for 2001.

(more)

	Six Months Ended
	June 30, 2002	June 30, 2001
Net revenue	$14,189,000	$9,946,000
Cost of services	4,202,000	2,477,000

Gross profit	9,987,000	7,469,000

Operating expenses:
Selling and marketing	5,913,000	5,246,000
Information technology	1,937,000	2,371,000
General and administrative	6,776,000	4,618,000

Total operating expenses	14,626,000	12,235,000

Loss from operations	(4,639,000)	(4,766,000)
Interest income (expense), net (Note 1)	(2,099,000)	(802,000)
Other income, net	39,000	23,000

Loss before income taxes	(6,709,000)	(5,545,000)
Provision for income taxes	—	2,000

Net loss (Note 2)	$(6,709,000)	$(5,547,000)

Deemed dividend on exchange of preferred stock	—	12,575,000
Accretion of discount on preferred stock	—	203,000
Accrued preferred stock dividends	—	200,000

Net loss attributable to common stockholders	$(6,709,000)	$(18,525,000)

Net loss per share attributable to common stockholders	$(0.25)	$(1.03)

Weighted-average shares outstanding used in per share calculation	26,754,092	17,945,327

Net loss per share (excluding Deemed dividend, Accretion of discount and Accrued dividends on preferred stock)	$(0.25)	$(0.31)

Notes:

1      Includes non-cash charges relating to interest, warrants and beneficial conversion feature totaling  $1,966,000 for 2002 and $695,000 for 2001.

2.     EBITDA can be calculated by adding back to net loss the total depreciation, amortization, and  interest items of  $3,759,000 for 2002 and $1,381,000 for 2001.

(more)

	June 30, 2002	December 31, 2001
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$3,039,000	$3,148,000
Restricted cash (Note 1)	2,000,000	750,000
Accounts receivable, net	1,435,000	696,000
Other current assets	1,817,000	1,854,000
Total current assets	8,291,000	6,448,000

Property and equipment, net	9,166,000	9,409,000
Other assets	277,000	270,000
Goodwill	8,868,000	8,648,000
Intangibles, net	2,805,000	2,960,000
Total assets	$29,407,000	$27,735,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,065,000	$7,182,000
Accrued liabilities	2,377,000	1,930,000
Bank debt	1,185,000	1,375,000
Notes payable, current portion(Note 2)	13,463,000	3,896,000
PRSI acquisition obligations, current portion	541,000	902,000
Capital lease obligations, current portion	224,000	280,000
Total current liabilities	21,855,000	15,565,000

Notes payable, net of current portion	114,000	—
PRSI acquisition obligations, net of current portion	1,500,000	1,654,000
Capital lease obligations, net of current portion	55,000	156,000
Other non-current liabilities	5,000	5,000
Total liabilities	23,529,000	17,380,000

Stockholders’ equity (deficit):

Common stock	27,000	26,000
Additional paid-in capital	87,080,000	84,847,000
Preferred stock	—	—
Accumulated deficit	(81,229,000)	(74,518,000)
Total stockholders’ equity (deficit)	5,878,000	10,355,000

Total liabilities and stockholders’ equity (deficit)	$29,407,000	$27,735,000

Notes:

1.     Restricted cash reduced to $1.2 million in July 2002.

2.     Approx. $12 million of the notes payable (net of discounts) have converted to common stock in July, 2002.

(more)

US SEARCH.COM INC.

PROFORMA BALANCE SHEET

(giving effect to the conversion into common stock of 8% convertible promissory notes and the
Series A-1 Preferred stock)

	June 30, 2002	Adjustments	As Converted June 30, 2002
	(Unaudited)		(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$3,039,000		$3,039,000
Restricted cash (Note 1)	2,000,000		2,000,000
Accounts receivable, net	1,435,000		1,435,000
Other current assets (Note 2)	1,817,000	(99,000)	1,718,000
Total current assets	8,291,000		8,192,000

Property and equipment, net	9,166,000		9,166,000
Other assets	277,000		277,000
Goodwill	8,868,000		8,868,000
Intangibles, net	2,805,000		2,805,000
Total assets	$29,407,000		$29,308,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,065,000		$4,065,000
Accrued liabilities	2,377,000		2,377,000
Bank debt	1,185,000		1,185,000
Notes payable, current portion (Note 3)	13,463,000	(12,835,000)	628,000
PRSI acquisition obligations, current portion	541,000		541,000
Capital lease obligations, current portion	224,000		224,000
Total current liabilities	21,855,000		9,020,000

Notes payable, net of current portion	114,000		114,000
PRSI acquisition obligations, net of current portion	1,500,000		1,500,000
Capital lease obligations, net of current portion	55,000		55,000
Other non-current liabilities	5,000		5,000
Total liabilities	23,529,000		10,694,000

Stockholders’ equity (deficit):

Common stock (Note 4)	27,000	28,000	55,000
Additional paid-in capital (Note 4)	87,080,000	26,467,000	113,547,000
Preferred stock	—		—
Accumulated deficit (Note 2)	(81,229,000)	(13,758,000)	(94,987,000)
Total stockholders’ equity (deficit)	5,878,000		18,615,000

Total liabilities and stockholders’ equity (deficit)	$29,407,000		$29,308,000

Notes:

1.               Restricted cash reduced to $1.2 million in July 2002.

2.               Adjustment to record the beneficial conversion feature and write off remaining discounts and costs.

3.               Adjustment to convert balance of Note and accrued interest to common stock.

4.               Adjustment to convert balance of notes and unpaid principal balance to common stock and record the beneficial conversion feature.

#   #   #